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                                                             EXHIBIT 1A(5)(b)(i)


                       [LOGO OF SAGE LIFE APPEARS HERE]
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                     SAGE LIFE ASSURANCE OF AMERICA, INC.
                     Member of Sage Insurance Group, Inc.

                        ACCELERATED DEATH BENEFIT RIDER



PROCEEDS PAYABLE UNDER THIS RIDER MAY BE TAXABLE. CONSULT YOUR TAX ADVISOR BEFORE REQUESTING BENEFITS UNDER THIS RIDER.

DEATH BENEFITS, ACCOUNT VALUES AND LOANABLE VALUES WILL BE REDUCED IF AN ACCELERATED BENEFIT IS PAID.

General
This Rider is made part of the Contract to which it is attached. It provides for payment of a portion of the Insurance Amount of the Contract, the "Accelerated Benefit Amount," if the Insured is diagnosed with a Terminal Medical Condition.

Benefit
Subject to the terms and conditions stated below, we will pay the requested Accelerated Benefit Amount if the Insured is diagnosed with a Terminal Medical Condition. The maximum amount of the Accelerated Benefit Amount is shown in the Contract Schedule.

Conditions
We will pay the Accelerated Benefit Amount upon receipt of proof that the Insured has a Terminal Medical Condition, subject to the following conditions:

1.   An Accelerated Benefit Amount is payable once under this Rider.

2. The Accelerated Benefit Amount may not exceed the maximum amount shown in the Contract Schedule.

3. The request for an Accelerated Benefit Amount, together with a satisfactory Physician's Statement, must be received at our Customer Service Center. We may require a second certification by a Physician of our choice. In the event of a conflict of opinion between Physicians, we reserve the right to make the final determination.

4.
     The Terminal Medical Condition must first be diagnosed by a Physician not sooner than 30 days after the effective date of this Rider.

5.
     We may require the prior consent of any assignee, irrevocable beneficiary, spouse, insured or other person who we reasonably believe may have an interest in the Contract. We may further require such satisfactory release of any interest in the Contract as we reasonably believe necessary.


Definitions

"Immediate family" means parents, grandparents, siblings, children, stepchildren, grandchildren, or their respective spouses.

"Physician" means a legally-qualified practitioner of the healing arts who is acting within the scope of his or her license; is not a resident of any Owner's or Insured's household; and is not a member of the immediate family of any Owner or Insured.

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"Physician's Statement" means a written statement signed by a Physician that gives the Physician's diagnosis of the Insured's Terminal Medical Condition and states that with reasonable medical certainty the Terminal Medical Condition will result in death within 12 months or less from the date the statement is signed.

"Terminal Medical Condition" means a medical condition that with reasonable medical certainty will result in the death of the Insured within 12 months or less from the date of the Physician's Statement.


Claims
We must receive written proof, satisfactory to us, at our Customer Service Center while this Rider is in force. Such proof must evidence that the Insured has a Terminal Medical Condition.


Effect on the Contract
The Accelerated Benefit Amount will first be used to repay any outstanding Debt. Any amount in excess of the outstanding Debt will be paid to you in a lump sum. Subsequent amounts available for loans or withdrawals or as Death Proceeds will be reduced by the Accelerated Benefit Amount plus interest accrued at the Loan Interest Rate shown in the Contract Schedule.


Charge for this Rider
There is no charge for this Rider.

Termination
This Rider will terminate on the date of the first to occur of the following events:

        1. The Contract is surrendered or the entire Surrender Value is applied under a Settlement Option or the Contract terminates without value.

        2. The interest in the Contract is distributed due to the death of the Insured.

        3.   You request the termination of this Rider.


Terms
All of the terms used in this Rider have the same meanings as in the Contract unless otherwise clearly indicated in this Rider.

                                      /s/

                                    Chairman

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